EXHIBIT 99.1

                                    PRESS RELEASE

         CONTACT:   Robert S. Koebele
                    Vice President, Finance
                    SBARRO, INC.
                    (516) 864-0205

                                        SUMMARY:  SBARRO, INC. reports
                                                  anticipated First
                                                  Quarter 1995 earnings
                                                  to be below prior
                                                  year s level.

         FOR IMMEDIATE RELEASE

         Commack, L.I., New York                                 May 1, 1995

               Sbarro, Inc. (listed New York Stock Exchange "SBA") announced today that, based on preliminary indications, the Company's net earnings for the first quarter ended April 23, 1995 are expected to be approximately 25% below prior year's levels for the same period. In the first quarter of 1994, the Company earned $6,169,000 or $.30 per share. Commenting on the anticipated results, Mario Sbarro, Chairman of the Board, noted that the Company's operating and G & A expenses increased in the quarter in contemplation of its growth plans for the year. He also noted that although comparable unit sales were up slightly and that total revenues were up 9%, sales performance for the quarter did not meet Company's expectations, thereby increasing operating and G & A cost relationships. In addition, he noted that slightly higher food and labor cost relationships contributed to the decline in profitability.

               The Company expects to release First Quarter 1995 earnings during the week of May 8, 1995.

               Mr. Sbarro stressed that the business fundamentals that have made the Company successful are intact and that the Company remains very profitable. He further stated that the first quarter financial results will not affect the Company's growth plans nor its cash dividend program.

               The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name.
         At April 23, 1995 there were 750 restaurants in operation, 579 of which were Company-owned and 171 of which were franchised. At year-end 1994, there were 729 restaurants in operation, 567 of which were Company-owned and 162 of which were franchised.










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